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                     U.S.  SECURITIES  AND  EXCHANGE  COMMISSION
                             Washington,  D.C.  20549

                                     FORM  5

               ANNUAL  STATEMENT  OF  CHANGES  IN  BENEFICIAL  OWNERSHIP

    Filed  pursuant  to  Section  16(a)  of the Securities Exchange Act of 1934,
       Section  17(a)  of  the  Public  Utility  Holding  Company Act of 1935 or
               Section  30(f)  of  the  Investment  Company  Act  of  1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form  3  Holdings  Reported

[_]  Form  4  Transactions  Reported

________________________________________________________________________________
1.   Name  and  Address  of  Reporting  Person*

Foran,  David  H.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

6801  McDivitt  Drive
--------------------------------------------------------------------------------
                                    (Street)

Bakersfield,  CA  93313
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer  Name  and  Ticker  or  Trading  Symbol

Industrial  Rubber  Innovations,  Inc.  -  IRIB
________________________________________________________________________________
3.   IRS  Identification  Number  of  Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement  for  Month/Year

October  31,  1999
________________________________________________________________________________
5.   If  Amendment,  Date  of  Original  (Month/Year)


________________________________________________________________________________
6.   Relationship  of  Reporting  Person  to  Issuer
     (Check  all  applicable)

     [x]  Director                                [_]  10%  Owner
     [x]  Officer  (give  title  below)           [_]  Other  (specify  below)

________________________________________________________________________________
7.   Individual  or  Joint/Group  Filing
     (Check  applicable  line)

     [x]  Form  filed  by  one  Reporting  Person
     [_]  Form  filed  by  more  than  one  Reporting  Person
________________________________________________________________________________

================================================================================
           Table  I  --  Non-Derivative  Securities  Acquired,  Disposed  of,
                             or  Beneficially  Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           ------------------------------  of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr.4)
----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001        04/26/99       P              110,000       A     Exchange  110,000       D
Acquired in exchange for common stock
in a merger transaction
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

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===================================================================================================================================

*    If  the  form  is filed by more than one Reporting Person, see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form  5-07/98)

Table  II  -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g.,  puts,  calls,  warrants,  options,  convertible  securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Warrants            $0.50    04/26/99 P       100,000  -     04/26/99  05/01/01 Common  100,000 Exchange 100,000     D
Acquired in
exchange for
common stock
fin a merger
transaction
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================


Explanation  of  Responses:




 /s/  David  H.  Foran                                         12/14/99
-----------------------------                           ----------------------
      **Signature  of  Reporting  Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See  18  U.S.C.  1001  and  15  U.S.C.  78ff(a).

Note:  File  three  copies  of  this form, one of which must be manually signed.
       If  space  provided  is  insufficient,  see  Instruction 6 for procedure.


                                                                          Page 2

     Derivative Securities Codes (Except For Transactions Exempt Pursuant to Rule 16b-3)

     C--Conversion  of  derivative  security

     E--Expiration  of  short  derivative  position

     H--Expiration (or cancellation) of long derivative position with value received

     O--Exercise  of  out-of-the-money  derivative  security

     X--Exercise  of  in-the-money  or  at-the-money  derivative  security


     Other Section 16(b) Exempt Transaction and Small Acquisition Codes (Except For Rule 16b-3 Codes Above)

     G--Bona  fide  gift

     L--Small  acquisition  under  Rule  16a-6

     W--Acquisition   or  disposition  by  will  or  the  laws  of  descent  and distribution

     Z--Deposit  into  or  withdrawal  from  voting  trust


     Other  Transaction  Codes

     J--Other  acquisition  or  disposition  (describe  transaction)

     K--Transaction  in  equity  swap or instrument with similar characteristics

     U--Disposition pursuant to a tender of shares in a change of control transaction


     To indicate that a holding should have been reported previously on Form 3, place a "3" in Table I, column 3 or Table II, column 4, as appropriate. Indicate in the space provided for explanation of responses the event triggering the Form 3 filing obligation. To indicate that a transaction should have been reported previously on Form 4, place a "4" next to the transaction code reported in Table I, column 3 or Table II, column 4 (e.g., an open market purchase of a non-derivative security that should have been reported previously on Form 4 should be designated as "P4"). To indicate that a transaction should have been reported on a previous Form 5, place a "5" in Table I, column 3 or Table II, column 4, as appropriate. In addition, the appropriate box on the front page of the form should be checked.

                    FORM  3  OR  FORM  4  HOLDINGS  OR  TRANSACTIONS
                            NOT  PREVIOUSLY  REPORTED

     To indicate that a holding should have been reported previously on a Form 3, place a "3" in Table I, column 3 or Table II, column 4, as appropriate. Indicate in the space provided for explanation of responses the event triggering the Form 3 filing obligation. To indicate that a transaction should have been reported previously on Form 4, place a "4" next to the transaction code reported in Table I, column 3 or Table II, column 4 (e.g., an open market purchase of a non-derivative security that should have been reported previously on Form 4 should be designated as "P4"). In addition, the appropriate box on the front page of the form should be checked.